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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

AMERICAN RETIREMENT CORPORATION AND ASSISTED LIVING CONCEPTS, INC. ANNOUNCE MERGER FORMING ONE OF THE NATION'S LARGEST SENIOR LIVING AND HEALTHCARE SERVICES COMPANIES


NASHVILLE, TN AND PORTLAND, OR -- NOVEMBER 19, 1998 American Retirement Corporation (NYSE: ACR) and Assisted Living Concepts, Inc. (AMEX: ALF) announced today that they have entered into a definitive merger agreement that will create one of the largest senior living companies in the nation. Under the terms of the agreement, each share of Assisted Living Concepts common stock will be exchanged for 0.85 of a share of American Retirement common stock. The announcement was made jointly by W.E. Sheriff, Chairman of the Board and Chief Executive Officer of American Retirement, and William McBride III, Chairman of the Board and Chief Executive Officer of Assisted Living Concepts. Following the completion of this "merger of equals," the shareholders of American Retirement and Assisted Living Concepts will own approximately 54% and 46%, respectively, of the shares of common stock outstanding of the combined company.

The transaction is valued at $500 million based upon the current market price of American Retirement's common stock and the assumption by American Retirement of $228 million of indebtedness. The parties expect that the transaction will be accretive to 1999 earnings without giving effect to anticipated cost savings or synergies.

The combined company will have the capacity to accommodate over 18,300 residents in 24 states, as well as capacity under construction or development for an additional 6,300 residents, representing an aggregate resident capacity of approximately 24,600. Furthermore, based upon the latest quarter's results annualized, the combined entity will have in excess of $260 million of annual revenues and $85 million of annual earnings before interest, taxes, depreciation, amortization and rents.

Bill Sheriff commented, "The combination of the two companies is a natural extension of our growth strategy. Together, we will provide a broad array of services across the full continuum of care, reaching into a diversity of markets, both small and large. As a result, our senior living networks will more effectively address a wider range of demand for services."

Keren Brown Wilson, President of Assisted Living Concepts, and William McBride further added, "We identified American Retirement as the ideal partner to diversify and continue our growth strategy given their similar vision, passion and commitment to providing high quality healthcare services to the nation's elderly. We also look forward to leveraging the extensive management and corporate resources that American Retirement brings to the combined entity."

Bill Sheriff continued, "The merger of American Retirement and Assisted Living Concepts brings together two companies with similar cultures and operating philosophies. Consistent with our goal of preserving the operating success and entrepreneurial spirit of Assisted Living Concepts, it will be operated as a distinct, wholly-owned subsidiary of American Retirement and will be headed by Keren Brown Wilson as President and Chief Executive Officer. We look forward to


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the opportunity to complement the extensive talents of the Assisted Living
Concepts team with that of the American Retirement team. Together we believe that the combined company will be the industry's premier provider of senior and assisted living services, as well as the employer of choice in our industry."

The boards of directors of American Retirement and Assisted Living Concepts have each approved the merger agreement. W. E. Sheriff will continue to serve as Chairman of the Board and Chief Executive Officer of American Retirement, Christopher J. Coates will continue to serve as President and Chief Operating Officer of American Retirement, and Keren Brown Wilson will join as Vice Chairman and Senior Executive Vice President of American Retirement. Three current Assisted Living Concepts board members, Ms. Wilson, Mr. McBride, and Richard C. Ladd, will join American Retirement's board. As part of the transaction, American Retirement and Assisted Living Concepts have each granted to the other an option to purchase up to 14.9% of the outstanding common stock of the other under certain circumstances.

This business combination is intended to qualify as a tax-free reorganization and will be accounted for as a pooling of interests. The parties contemplate closing the merger in the first quarter of 1999. The closing of the merger is subject to the satisfaction of usual and customary conditions, including the receipt of shareholder and regulatory approvals. J.P. Morgan Securities, Inc. is acting as financial advisor to American Retirement and Schroder & Co. Inc. is acting as financial advisor to Assisted Living Concepts.

This press release and statements made by or on behalf of American Retirement and Assisted Living Concepts relating hereto may be deemed to constitute forward-looking information made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by certain risks and uncertainties, including the ability to integrate the operations of the two companies successfully, the assumption or incurrence of unanticipated transaction costs or other liabilities, the diversion of management attention from operations, and those described in American Retirement's and Assisted Living Concept's respective filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein. American Retirement's and Assisted Living Concept's respective actual results could differ materially from such forward-looking statements. Neither American Retirement or Assisted Living Concepts undertakes any obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.


CONTACT INFORMATION:

For American Retirement Corporation:            For Assisted Living Concepts:
-----------------------------------             ----------------------------
Bill Sheriff, CEO, at (615) 221-2259            William McBride, CEO
George Hicks, CFO, at (615) 221-2260            Keren Brown Wilson, COO
                                                (503) 252-6233

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